Exhibit 10.3

MEMBERSHIP INTEREST PLEDGE AGREEMENT

This Membership Interest Pledge Agreement (this “Agreement”) is executed effective as of March 7, 2017 (the “Effective Date”) by Vaden Landers (“Pledgor”) to Payment Data Systems, Inc., a Nevada corporation (“Lender”).

WHEREAS, Pledgor owns 100% of the membership interests of Singular Payments, LLC, a Florida limited liability company (“Borrower”); and

WHEREAS, Lender has agreed to make a loan (the “Loan”) to Borrower evidenced by a line of credit promissory note of even date herewith, executed by Borrower payable to the order of Lender, in a principal amount up to a maximum amount of $500,000.00 (the Note”); and

WHEREAS, Pledgor has agreed, on the terms set forth herein, to secure the payment and performance of the Note and the other obligations set forth in Section 2 by pledging to Lender a security interest in and to Pledgor’s 100% membership interest in Borrower (the “Pledged Interest”);

NOW, THEREFORE, in consideration of the premises, Pledgor hereby agrees as follows:

1.                  Pledged Interest. Pledgor hereby pledges to Lender, and grants to Lender, a security interest in the Pledged Interest and the certificate (if any) representing the Pledged Interest, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Interest.

2.        Security for Obligations. This Agreement is given to secure the following (collectively, the “Obligations”):

(a)       The full and timely payment of the principal of, interest on, and all other amounts and payments due under or secured by: (i) the Note (and all extensions, modifications, increases and renewals thereof and all substitutes therefor made or given from time to time); and (ii) any other document evidencing, securing or pertaining to the Note as shall, from time to time, be executed and delivered by Pledgor or any other party to Lender (collectively, the “Loan Documents”); and

(b)       The full and timely performance and discharge of any covenant, warranty, representation and other obligations made or undertaken by Pledgor or others to Lender as set forth in the Loan Documents.

3.       Delivery of Pledged Interest. All certificates or instruments evidencing the Pledged Interest (if any) shall be delivered to and held by or on behalf of Lender pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Lender.

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4.       Representations and Warranties. Pledgor represents and warrants to Lender the following:

(a)       The Pledged Interest has been duly authorized and validly issued and is fully paid and non-assessable;

(b)       Pledgor is the legal and beneficial owner of the Pledged Interest free and clear of any restriction, claim, lien, security interest, option or other charge or encumbrance, except for the security interest created by this Agreement; and

(c)       The pledge made pursuant to this Agreement creates, as security for payment of the Obligations, a valid and perfected first priority security interest in the Pledged Interest; and

(d)       No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either: (i) for the pledge made pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor; or (ii) for the exercise by Lender of the voting or other rights provided for in the Agreement or the remedies in respect of the Pledged Interest pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

5.       Further Assurances. Pledgor agrees that at any time and from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Pledged Interest.

6.        Voting Rights; Distributions; Etc.

(a)       So long as no Event of Default (as hereinafter defined) has occurred and is continuing:

(i)       Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Interest or any part thereof for any purpose not inconsistent with the terms of the Loan Documents or this Agreement; provided, however, that Pledgor shall not exercise or refrain from exercising any such right if such action would have a material adverse affect on the value of the Pledged Interest or any part thereof; and provided, further, that Pledgor shall give Lender at least five (5) business days’ prior written notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right, if such exercise or non-exercise would have a material adverse affect on the value of the Pledged Interest or any part thereof.

(ii)       Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of Pledgor’s Pledged Interest.

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(iii)       Lender shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (i) above and to receive the amounts which it is authorized to receive and retain pursuant to paragraph (ii) above.

(b)       Upon the occurrence and during the continuance of an Event of Default:

(i)       All rights of Pledgor to exercise the voting and other consensual rights which he or she would otherwise be entitled to exercise pursuant to Section 6(a)(i) and to receive the amounts which it would otherwise be authorized to receive and retain pursuant to Section 6(a)(ii) shall cease, and all such rights shall thereupon become vested in Lender who shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Interest such amounts.

(ii)       All amounts which are received by Pledgor contrary to the provisions of paragraph (i) of this Section 6(b) shall be received in trust for the benefit of Lender, shall be segregated from other funds of Pledgor and shall be forthwith paid over to Lender as Pledged Interest in the same form as so received (with any necessary endorsement).

7.       Lender Appointed Attorney-in-Fact. Pledgor hereby appoints Lender as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time in Lender’s discretion to take any action and to execute any instrument which Lender may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Pledgor representing any payment or other distribution in respect of the Pledged Interest and to give full discharge for the same; provided, however, that such appointment and the rights granted to Lender pursuant to this Section 7 shall only be deemed effective upon the occurrence and during the continuance of an Event of Default (as hereinafter defined).

8.       Lender May Perform. If Pledgor defaults (as hereinafter defined) in performance of any term, condition or provision contained herein, Lender may itself perform, or cause performance of, such term, condition or provision.

9.       Reasonable Care. Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Interest in its possession if the Pledged Interest is accorded treatment substantially equal to that which Lender accords its own property, it being understood that Lender shall not have any responsibility for (a) ascertaining or taking action with respect for calls, conversions, exchanges, tenders or other matters relative to any Pledged Interest, whether or not Lender has or is deemed to have knowledge of such matters (but Lender agrees to act upon written instructions of Pledgor with respect to such matters if such instructions are received a reasonable period of time prior to any requested action), or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Interest.

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10.       Remedies Upon Default. If a default occurs under the any of the Loan Documents, or of any of the Obligations, and the default continues after Lender gives Pledgor written notice of the default and Pledgor has not cured such default within ten (10) calendar days for a monetary default or within thirty (30) calendar days for a non-monetary default, in each case from the date of such notice as set forth herein (an “Event of Default”):

(a)       Lender may exercise in respect of the Pledged Interest, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the “Code”) in effect in the State of Texas at that time, and Lender may also, without notice except as specified below, sell the Pledged Interest or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at Lender’s office or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable. Pledgor recognizes that Lender may be unable to effect a public sale of any Pledged Interest by reason of certain prohibitions contained in the Securities Act (as defined herein) and applicable state securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Pledgor agrees that, to the extent notice of sale shall be required by law, at least thirty (30) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Lender shall not be obligated to make any sale of Pledged Interest regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was adjourned.

(b)       Any cash held by Lender as Pledged Interest and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Interest shall be applied (after payment of any amounts payable to Lender pursuant to Section 12) in whole by Lender against, all or any part of the Obligations in such order as Lender shall elect. Any surplus of such cash or cash proceeds held by Lender and remaining after payment in full of all the Obligations shall be paid over to Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

11.       Expenses. Pledgor will upon demand pay to Lender the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which Lender may incur in connection with (a) the exercise or enforcement of any of the rights of Lender hereunder, or (b) the failure by Pledgor to perform or observe any of the provisions hereof.

12.       Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Interest and shall (a) remain in full force and effect until payment in full of the Obligations, (b) be binding upon Pledgor and their respective successors and assigns, and (c) inure to the benefit of Lender and its successors, transferees and assigns. Upon the payment in full of the Obligations, Pledgor shall be entitled to the return, upon its request and at its expense, of such of the Pledged Interest as shall not have been sold or otherwise applied pursuant to the terms thereof, and this Agreement shall terminate.

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13.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Unless otherwise defined herein, terms defined in Title 1, Chapter 9 of the Texas Business and Commerce Code entitled “Uniform Commercial Code” in the State of Texas are used herein as therein defined.

14.       Jurisdiction and Venue. Each of the parties agrees that any action or proceeding arising out of or related in any way to this Agreement, the Note and the other Loan Documents shall be brought solely in a Texas state court of competent jurisdiction sitting in San Antonio, Bexar County, Texas. Pledgor hereby irrevocably and unconditionally consents to the jurisdiction of any such court and hereby irrevocably and unconditionally waives any defense of an inconvenient forum to the maintenance of any action or proceeding in any such court, any objection to venue with respect to any such action or proceeding and any right of jurisdiction on account of the place of residence or domicile of any party thereto.

15.       Notices. Any notice or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

If to Pledgor:	Vaden Landers
5203 Maryland Way, Suite 102
Brentwood, Tennessee 37027

If to Lender:	Payment Data Systems, Inc.
12500 San Pedro, Suite 120
San Antonio, Texas 78216

or at such other address and number as any party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices shall be deemed given when delivered and receipted for (or upon the date of attempted delivery where delivery is refused) if hand-delivered, sent by express courier or delivery service, or three business days after mailing if sent by certified or registered mail, return receipt requested.

16.       Pledgor Benefit From Obligations. Pledgor acknowledges and agrees that he owns the Pledged Interest, and that Pledgor will benefit from the Obligations.

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17.       Authorization to File Financing Statements. Pledgor authorizes Lender, at any time and from time to time, to file or record financing statements, amendments thereto, and other filing or recording documents or instruments with respect to the Pledged Interest in such form and in such offices as Lender reasonably determines appropriate to perfect the security interests of Lender under this Agreement. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Pledgor and Lender have executed this Agreement as of the Effective Date.

PLEDGOR:

/s/ Vaden Landers
VADEN LANDERS

LENDER:

PAYMENT DATA SYSTEMS, INC.

By:	/s/ Louis A. Hoch

	Name:	Louis A. Hoch

	Title:	President & CEO

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